Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Nos. 333-129132, 333-149222, 333-169671, 333-179764, 333-202964, 333-205924, 333-226914, 333-248422, 333-273877, and 333-280543) on Form S-8 and Registration Statements (Nos. 333-134611, 333-198728, 333-213194, 333-213778, 333-224143, 333-225389, 333-226918, 333-228519, 333-230154, 333-257405, 333-264667, 333-267255, and 333-272827) on Form S-3, and Registration Statements (Nos. 333-280542 and 333-282858) on Form S-1 of Smith Micro Software, Inc. of our report dated March 12, 2025, relating to the consolidated financial statements of Smith Micro Software, Inc. and its subsidiaries, appearing in this Annual Report on Form 10-K of Smith Micro Software, Inc. for the year ended December 31, 2024.

/s/ SingerLewak LLP

Los Angeles, California
March 12, 2025

1